Exhibit 99.1

Harrington West Financial Group, Inc. Announces Financial Results for the September 2008 Quarter

SOLVANG, Calif.--(BUSINESS WIRE)--November 3, 2008--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced a net loss for the September 2008 quarter of $3.2 million or 52 cents per diluted share compared to a net profit of $498 thousand or 9 cents per diluted share in the quarter a year ago. For the first nine months of 2008, HWFG reported a net loss of $6.6 million or $1.10 per diluted share compared to a net profit of $3.5 million or 63 cents per diluted share for the first nine months of 2007.

The net loss for the September 2008 quarter of $3.2 million was comprised of the following components:

1. $1.5 million of after-tax core banking income (net interest income before provision for loan loss plus banking fee income minus operating expenses).

2. $3.5 million after-tax other-than-temporary impairment on $10.3 million of securities available for sale. This loss was transferred from equity to earnings upon determination of the impairment and, therefore, has no effect on book value per share.

3. $1.2 million in after-tax addition to reserves and write-downs on loans and real estate owned. On a pre-tax basis, this expense includes $1.6 million of provision for loan losses and $400 thousand of write-downs on real estate owned.

Los Padres Bank remained well capitalized at September 30, 2008 with a risk based capital ratio of 10.36% and a tangible capital ratio of 7.28%, increasing from 10.04% and 7.07%, respectively, at June 30, 2008. As previously announced on September 29, 2008, HWFG raised $11.4 million in equity capital in the quarter. This private placement consisted of an offering of common stock at $6.25 per share and non-cumulative, perpetual preferred stock at $25 per share with an 8% annual dividend, convertible into 4 shares of common stock ($6.25 conversion price). Concordia Financial Services Fund, L.P. (Concordia) has committed to $10 million of this capital by purchasing common and preferred shares in two closings as follows:

1. On September 29, Concordia purchased 458,768 shares of common stock and 61,757 of the preferred stock for proceeds of $4.4 million.

2. Within 5 days of Concordia receiving regulatory approval and HWFG shareholder approval (expected by mid-December 2008), Concordia will purchase 581,232 shares of common stock and 78,243 shares of preferred stock on the same terms or $5.6 million in proceeds.

An additional 57,000 shares of the preferred stock were purchased on September 29, 2008 by other accredited investors and HWFG Board members for $1.4 million in proceeds.

Based on the results of the capital raising and the implementation of Financial Accounting Standards Board Staff Position (FSP) No. FAS 157-3 on fair value accounting in the September 2008 quarter, book value per common share improved to $7.52 at September 30, 2008 compared to $6.83 at June 30, 2008. FSP FAS 157-3 clarified the definition of inactive and distressed markets and provided for Level 3 pricing (model pricing) on mortgage securities in distressed and inactive markets.

The HWFG’s Board of Directors decided to continue the suspension of its quarterly common dividend to preserve capital in the current economic environment. The Board will re-evaluate this decision quarterly, based on income trends and the success of its initiatives to increase capital ratios.

Financial Performance Analysis

HWFG continues to be affected by the very weak housing market, the credit crisis, and the sluggish economy. Management remains focused on minimizing problem assets and maintaining well capitalized levels as it works to restore HWFG to profitability. As such, loan spreads have been widened to compensate for the higher credit risk in the environment, while various funding sources have been utilized to reduce the overall cost of funds and to generate additional liquidity. The summary of financial results for the September 2008 quarter follows:

1. Net interest income and net interest margin increased in the September 2008 quarter from the June 2008 quarter by $423 thousand and 30 basis points to $7.7 million and 2.67%, respectively.

2. HWFG added $1.6 million in the provision for loan losses in the September 2008 quarter based on the growth of the loan portfolio and credit reserve policy. Total allowance for loan losses were $7.0 million or .86% of loans at September 30, 2008.

3. Total banking fee and other income was $1.1 million in the September 2008 quarter, up $124 thousand from the June 2008 quarter and $63 thousand from the September 2007 quarter.

4. Operating expenses were $6.3 million in the September quarter compared to $6.1 million in the June 2008 quarter and $5.7 million in the September 2007 quarter.

5. Net loan balances were $811.4 million at September 30, 2008 compared with $802.5 million at June 30, 2008 (up 1.1%) and $766.0 million at September 30, 2007 (up 5.9%).

6. Non-accrual loans and real estate owned (net of reserves) were $10.3 million or 1.26% of total loans at September 30, 2008 compared with $11.0 million or 1.36% of total loans at June 30, 2008.

7. Retail and commercial deposits (net of brokered and California State deposits) were $770.0 million at September 30, 2008 compared with $794.0 million and $775.4 million at June 30, 2008 and September 30, 2007, respectively. HWFG had $132.6 million in brokered CD deposits at September 30, 2008, $105.7 million of brokered and California CD deposits at June 30, 2008, and $50.3 million of California CD deposits at September 30, 2007.

8. The available for sale investment portfolio was $285.1 million at September 30, 2008 compared to $290.0 million at June 30, 2008 and $355.3 million at September 30, 2007.

Net Interest Income

Net interest income and net interest margin rebounded in the September 2008 quarter from the June 2008 quarter as the lag in the repricing of HWFG’s CD deposit accounts started to catch-up with the repricing of HWFG’s floating rate LIBOR and PRIME based loans and securities and as HWFG reduced lower spread investment securities at the end of the June 2008 quarter. Furthermore, HWFG has made a concerted effort to re-price loan renewals and new loans at wider spreads to its funding cost to compensate for the credit environment. We expect this expansion of net interest margin to continue into the December 2008 quarter, especially if the high spreads of LIBOR rates to comparable maturity FHLB borrowing and CD rates persists throughout the quarter, tempered somewhat by the 1% decrease in the Fed Funds and PRIME rates in October 2008.

Banking Fee Income

Banking fee and other income increased in the September 2008 quarter over both the June 2008 and September 2007 quarters. The increase in the third quarter of 2008 over the June 2008 quarter is due primarily to higher deposit fees and bank-owned life insurance income, as the crediting rate increased on its cash value. The increase in September 2008 quarter over the September 2007 quarter is primarily due to higher deposit fees. The following schedule shows the comparisons of income sources:

Banking Fee & Other Income
(Dollars in thousands)

	September 2008 Quarter	September 2007 Quarter	September 2008 YTD	September 2007 YTD
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$125	$119	$460	$628
Deposit, Other Retail Banking Fees & Other Fee Income	520	430	1,402	1,239
Harrington Wealth Management Fees	234	238	743	715
Increase in Cash Surrender Value of Life Insurance, net	180	209	421	616
Total Banking Fee & Other Income	$1,059	$996	$3,026	$3,198

Operating Expenses

Operating expenses were marginally higher at $6.3 million in the September 2008 quarter than comparative quarters due to three primary factors:

1. With lower loan volumes as HWFG sought to build capital levels, the deferral of loan origination costs has been reduced, thus increasing expenses about $200 thousand on a quarterly basis

2. With higher levels of real estate owned, the cost to stabilize and maintain the real estate has increased expenses about $120 thousand per quarter, especially considering initial acquisition and refurbishment, if necessary.

3. Deposit insurance premium expense was initiated in the June 2008 quarter after the HWFG’s FDIC insurance credit was fully exhausted, adding about $160 thousand in expense per quarter.

These increases were offset somewhat by lower incentive pay and computer services.

Loans

Net loans grew $8.8 million in the September 2008 quarter to $811.4 million as prepayments slowed markedly with the adverse credit conditions, while HWFG made selected loans based on its disciplined underwriting policies. HWFG has curtailed land and land development loans until the real estate markets show signs of recovery. The trends and the mix of the loan portfolio are shown in the following table:

HWFG Net Loan Growth and Mix
(Dollars in millions)

	September 30, 2008		December 31, 2007		September 30, 2007
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$263.6	32.1%	$266.3	33.6%	$249.4	32.2%
Multi-family Real Estate	89.2	10.9%	82.7	10.4%	79.1	10.2%
Construction (1)	129.2	15.8%	126.5	16.0%	135.9	17.5%
Single-family Real Estate	137.8	16.8%	125.5	15.9%	119.6	15.4%
Commercial and Industrial Loans	120.7	14.7%	117.8	14.9%	114.8	14.8%
Unimproved Land	48.6	5.9%	45.3	5.7%	48.5	6.3%
Consumer Loans	28.0	3.4%	24.5	3.1%	24.6	3.2%
Other Loans (2)	3.2	0.4%	2.8	0.4%	2.8	0.4%
Total Gross Loans	820.3	100.0%	791.4	100.0%	774.7	100.0%
Allowance for loan loss	(7.0)		(6.4)		(6.3)
Deferred fees	(1.4)		(1.9)		(1.9)
Discounts/Premiums	(0.5)		(0.5)		(0.5)
Net Loans Receivable	$811.4		$782.6		$766.0

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer line of credit loans.

Asset Quality

The credit quality of the loan portfolio remained relatively stable in the September 2008 quarter with $10.3 million of non-accrual loans and real estate owned (net of reserves) at September 30, 2008 compared with $11.0 million at June 30, 2008 and $2.2 million at September 30, 2007. HWFG is continuing to manage the portfolio with a heightened concern and attention given the very adverse credit conditions and the extremely weak housing market putting considerable stress on borrowers. In the September quarter, a non-performing loan on entitled land for a single family residential development in California became real estate owned, and based on a recent appraisal, a specific reserve of $965 thousand was recorded, reducing its book value to $4.9 million. Furthermore, a participation loan in a high end residential development, which became REO in the June 2008 quarter, was also written down further by $584 thousand to $863 thousand based on recent valuation information. As previously mentioned, the general reserve for loan losses was increased by $1.6 million to $7.0 million or .86% of loans.

Deposits

Retail and commercial deposits (net of brokered CD deposits of $132.6 million), declined by $24.0 million in the September 2008 quarter or 3.0%, as depositors became increasingly concerned about the safety of their deposits with the failure of several banks and thrifts, the worsening credit crisis, and the headline reports of deposit withdrawals by consumers and businesses. HWFG took steps in the quarter to further educate its staff on all aspects of FDIC insurance coverage and related changes, to provide information on HWFG’s well capitalized levels, and to initiate further deposit promotions of its Power-up checking/MMDA relationship account by adding a Certificate of Deposit feature. In October 2008, with the legislatively mandated increase in FDIC insurance levels and HWFG’s deposit promotions, the Bank is experiencing a stabilization of deposit out-flows. Net of California CD deposits and brokered CD deposits, the cost of retail and commercial deposits decreased 29 bps in the quarter from 3.18% at June 30, 2008 to 2.89% at September 30, 2008.

Investments

The available for sale investment portfolio continues to decrease from principal repayments and prepayments and is now $285.1 million. These principal reductions continue to be approximately $13 million per quarter. The portfolio remains performing and largely highly-rated with 78% rated AA or higher by all rating agencies rating the securities. Securities with a fair value of $16.0 million have been downgraded by at least one rating agency to below investment grade as of September 30, 2008 compared with $14.1 million at June 30, 2008. Based on HWFG’s policy for other-than-temporary impairment, $10.3 million of these below investment grade mortgage backed securities were written down by $5.6 million before-tax in the September 2008 quarter. HWFG continues to believe that the after-tax mark-to-market loss on available for sale securities of $17.5 million recorded in HWFG’s equity will be recovered to a material extent as the credit markets stabilize and the Treasury implements its Troubled Asset Relief Program to buy mortgage loans and securities, or as principal on these securities is returned to HWFG at par over their average 4 year life.

Closing Comments

In commenting on the results and developments of the September 2008 quarter, Craig J. Cerny, Chairman and CEO of HWFG stated: “We are disappointed to report a net loss for the quarter and the year to date period. Although we are working hard to maintain a high level of asset quality, the extremely weak real estate markets combined with poor economic and credit conditions have had substantial negative effects on borrowers and the value of housing, causing the write-downs in the period on real estate owned and selected securities. We believe we have isolated the problem securities and loans to a manageable level and look forward to improved results in future quarters. We are extremely pleased to have raised $11.4 million in equity capital in the September 2008 quarter and look forward to working with Concordia on opportunities to improve earnings, capital, and franchise value in the years to come.“

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $182.7 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Financial Data - Harrington West Financial Group, Inc.
(unaudited)

(In thousands, except per	Quarter Ended		Nine Months Ended
share data)	Sep. 30, 2008	Sep. 30, 2007	Sep. 30, 2008	Sep. 30, 2007

Interest income	$17,583	$20,242	$55,605	$58,876
Interest expense	9,898	12,200	32,943	35,529
Net interest income	7,685	8,042	22,662	23,347
Provision for loan losses	1,565	200	2,465	400
Net interest income after provision for
loan losses	6,120	7,842	20,197	22,947
Non-interest income:
Gain/loss on sale of AFS	-	-	1,107	(1,004)
Income (loss) from trading assets	(28)	(378)	(8,693)	(372)
Other-than-temporary loss	(5,575)	(1,906)	(8,057)	(1,906)
Gain on termination of cash flow hedge	-	-	2,338	-
Loss on write-down of real estate owned	(393)	-	(2,996)	-
Other gain	-	-	1,049	-
Increase in cash surrender
value of insurance	180	209	421	616
Banking fee & other income	879	787	2,605	2,582
Non-interest income	(4,937)	(1,288)	(12,226)	(84)
Non-interest Expense:
Salaries and employee benefits	3,428	3,308	10,225	9,817
Premises and equipment	1,025	975	3,041	2,893
Insurance premiums	247	83	685	254
Marketing	143	84	383	314
Computer services	235	239	781	687
Professional fees	198	162	503	628
Office expenses and supplies	192	195	620	613
Other	801	703	2,223	1,987
Non-interest expense	6,269	5,749	18,461	17,193
Income (loss) before income taxes	(5,086)	805	(10,490)	5,670
Provision for income tax expense (benefit)	(1,908)	307	(3,935)	2,121
Net income (loss)	$(3,178)	$498	$(6,555)	$3,549

Per share:
Net income - basic	$(0.52)	$0.09	$(1.10)	$0.64
Net income - diluted	$(0.52)	$0.09	$(1.10)	$0.63
Weighted average shares used
in Basic EPS calculation	6,141,216	5,550,353	5,954,914	5,537,873
Weighted average shares used
in Diluted EPS calculation	6,141,216	5,642,512	5,954,914	5,641,914
Cash dividends common per share paid	$-	$-	$0.20	$0.55
Cash dividends preferred per share paid	$-	$-	$-	$-
Book value of common at period-end	$7.52	$11.42	$7.52	$11.42
Tangible book value of common at period end	$6.59	$10.30	$6.59	$10.30
Book value of preferred at period-end	$25.00	$-	$25.00	$-
Ending common shares	6,590,011	5,552,803	6,590,011	5,552,803
Ending preferred shares	118,757	-	118,757	-

Financial ratios
Return on average assets	(1.05%)	0.17%	(0.71%)	0.42%
Return on average equity	(30.07%)	2.97%	(19.61%)	6.94%
Average equity to average
assets (leverage ratio)	3.49%	5.75%	3.63%	5.99%
Net interest margin	2.67%	2.95%	2.55%	2.86%
Efficiency ratio	71.69%	63.61%	71.87%	64.77%

Period averages
Total assets	$1,203,212	$1,155,236	$1,231,458	$1,142,212
Securities and trading assets	$284,709	$311,510	$325,776	$299,645
Total loans, net of allowance	$812,145	$763,000	$802,401	$761,381
Total earning assets	$1,166,035	$1,103,848	$1,193,332	$1,089,390
Total deposits	$844,065	$794,246	$865,360	$754,903
Total equity	$42,049	$66,430	$44,644	$68,415

	Quarter Ended
(In thousands, except per	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
share data)	2008	2008	2008	2007	2007

Interest income	$17,583	$18,457	$19,565	$21,249	$20,242
Interest expense	9,898	11,195	11,850	12,740	12,200
Net interest income	7,685	7,262	7,715	8,509	8,042
Provision for loan losses	1,565	400	500	250	200
Net interest income after provision for loan losses
	6,120	6,862	7,215	8,259	7,842
Non-interest income:
Gain/(loss) on sale of AFS	-	(295)	1,402	-	-
Income (loss) from trading assets	(28)	6	(8,670)	(2,424)	(378)
Other-than-temporary loss	(5,575)	(2,412)	(70)	(247)	(1,906)
Gain on termination of cash flow hedge	-	2,338	-	-	-
Loss on write-down of real estate owned	(393)	(2,603)	-	-	-
Other gain (loss)	-	1,048	1	(1)	-
Increase in cash surrender
value of insurance	180	49	193	257	209
Banking fee & other income	879	886	840	870	787
Non-interest income	(4,937)	(983)	(6,304)	(1,545)	(1,288)
Non-interest Expense:
Salaries and employee benefits	3,428	3,261	3,536	3,341	3,308
Premises and equipment	1,025	1,023	993	983	975
Insurance premiums	247	227	212	83	83
Marketing	143	143	96	105	84
Computer services	235	290	256	263	239
Professional fees	198	170	135	132	162
Office expenses and supplies	192	218	209	178	195
Other	801	752	673	649	703
Non-interest expense	6,269	6,084	6,110	5,734	5,749
Income (loss) before income taxes	(5,086)	(205)	(5,199)	980	805
Provision for income tax expense (benefit)	(1,908)	(74)	(1,953)	361	307
Net income (loss)	$(3,178)	$(131)	$(3,246)	$619	$498

Per share:
Net income - basic	$(0.52)	$(0.02)	$(0.58)	$0.11	$0.09
Net income - diluted	$(0.52)	$(0.02)	$(0.58)	$0.11	$0.09
Weighted average shares used
in Basic EPS calculation	6,141,216	6,131,243	5,590,236	5,553,612	5,550,353
Weighted average shares used
in Diluted EPS calculation	6,141,216	6,131,243	5,590,236	5,618,784	5,642,512
Cash dividends common per share paid	$-	$0.07	$0.13	$0.13	$-
Cash dividends preferred per share paid	$-	$-	$-	$-	$-
Book value common at period-end	$7.52	$6.83	$6.96	$9.91	$11.42
Tangible book value of common at period-end	$6.59	$5.84	$5.96	$8.79	$10.30
Book value preferred at period-end	$25.00	$-	$-	$-	$-
Ending common shares	6,590,011	6,131,243	6,131,243	5,554,003	5,552,803
Ending preferred shares	118,757	-	-	-	-
Financial ratios
Return on average assets	(1.05%)	(0.04%)	(1.06%)	0.20%	0.17%
Return on average equity	(30.07%)	(1.16%)	(28.14%)	4.09%	2.97%
Average equity to average
assets (leverage ratio)	3.49%	3.60%	3.78%	4.93%	5.75%
Net interest margin	2.67%	2.37%	2.60%	2.94%	2.95%
Efficiency ratio	71.69%	74.22%	69.84%	59.51%	63.61%

	Quarter Ended
(In thousands, except per	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
share data)	2008	2008	2008	2007	2007

Period averages
Total assets	$1,203,212	$1,264,534	$1,226,937	$1,217,491	$1,155,236
Securities and trading assets	$284,709	$351,089	$341,984	$360,894	$311,510
Total loans, net of allowance	$812,145	$805,870	$789,079	$771,991	$763,000
Total earning assets	$1,166,035	$1,227,326	$1,186,936	$1,169,141	$1,103,848
Total deposits	$844,065	$895,029	$857,215	$819,257	$794,246
Total equity	$42,049	$45,503	$46,402	$60,000	$66,430

Balance sheet at period-end
Cash and due from banks	$24,549	$18,636	$24,599	$14,433	$17,331
Investments and fed funds sold	286,070	291,022	335,206	353,829	356,677
Loans held for sale	-	-	16,654	-	-
Loans before allowance for loan losses	818,407	809,385	789,366	789,072	772,340
Allowance for loan losses	(7,035)	(6,847)	(6,945)	(6,446)	(6,308)
Goodwill and core deposit intangibles	6,087	6,074	6,136	6,198	6,244
Other assets	84,247	83,405	79,052	66,316	62,009
Total assets	$1,212,325	$1,201,675	$1,244,068	$1,223,402	$1,208,293

Interest bearing deposits	$856,822	$855,900	$831,033	$786,263	$778,465
Non-interest bearing deposits	45,805	43,813	49,000	50,070	47,222
Other borrowings	248,920	252,125	308,148	322,755	311,501
Other liabilities	8,280	7,939	13,237	9,272	7,667
Shareholders' equity	52,498	41,898	42,650	55,042	63,438
Total liabilities and shareholders'
equity	$1,212,325	$1,201,675	$1,244,068	$1,223,402	$1,208,293

Asset quality and capital - at period-end
Non-accrual loans &/or past due 90 days	$1,506	$6,891	$12,032	$3,283	$2,162
Other real estate owned, net	8,841	4,135	-	-	-
Total non-performing assets	$10,347	$11,026	$12,032	$3,283	$2,162

Allowance for losses to loans	0.86%	0.85%	0.86%	0.82%	0.82%
Non-performing loans to total loans	1.26%	1.36%	1.49%	0.42%	0.28%
Non-performing assets to total assets	0.85%	0.92%	0.97%	0.27%	0.18%

Three Months Ended	Three Months Ended
(In thousands)	September 30, 2008	September 30, 2007
Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$812,145	$13,745	6.76%	$763,000	$15,130	7.91%
FHLB stock	13,549	207	6.08%	12,081	161	5.29%
Securities and trading account assets (2)	326,455	3,614	4.43%	317,215	4,890	6.17%
Cash and cash equivalents (3)	13,886	17	0.49%	11,552	61	2.09%
Total interest earning assets	1,166,035	17,583	6.03%	1,103,848	20,242	7.32%
Non-interest-earning assets	37,177	51,388
Total assets	$1,203,212	$1,155,236

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$174,341	$1,095	2.50%	$97,757	$642	2.61%
Passbook accounts and certificates
of deposit	628,823	5,402	3.42%	651,325	8,058	4.91%
Total deposits	803,164	6,497	3.22%	749,082	8,700	4.61%

FHLB advances (4)	261,946	2,896	4.40%	209,752	2,570	4.86%
Reverse repurchase agreements	19,999	159	3.11%	50,330	405	3.15%
Other borrowings (5)	25,774	346	5.25%	25,774	525	7.97%
Total interest-bearing liabilities	1,110,883	9,898	3.53%	1,034,938	12,200	4.66%
Non-interest-bearing deposits	40,901	45,164
Non-interest-bearing liabilities	9,379	8,704
Total liabilities	1,161,163	1,088,806
Stockholders' equity	42,049	66,430
Total liabilities and stockholders' equity	$1,203,212	$1,155,236
Net interest-earning assets (liabilities)	$55,152	$68,910

Net interest income/interest rate spread	$7,685	2.50%	$8,042	2.66%
Net interest margin	2.67%	2.95%
Ratio of average interest-earning assets to
average interest-bearing liabilities	104.96%	106.66%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2)	Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.
3)	Consists of cash due from banks and federal funds sold.
4)	Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating
LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.
5)	Consists of other subordinated debt.
6)	Annualized.

Nine Months Ended	Nine Months Ended
(In thousands)	September 30, 2008	September 30, 2007
Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$802,401	$41,616	6.92%	$761,381	$45,202	7.92%
FHLB stock	13,421	582	5.79%	13,463	528	5.24%
Securities and trading account assets (2)	360,233	13,268	4.91%	302,550	12,934	5.70%
Cash and cash equivalents (3)	17,277	139	1.07%	11,996	212	2.36%
Total interest earning assets	1,193,332	55,605	6.22%	1,089,390	58,876	7.21%
Non-interest-earning assets	38,126	52,822
Total assets	$1,231,458	$1,142,212

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$154,912	$2,965	2.56%	$100,742	$1,992	2.64%
Passbook accounts and certificates
of deposit	667,020	19,844	3.97%	606,846	22,085	4.87%
Total deposits	821,932	22,809	3.71%	707,588	24,077	4.55%

FHLB advances (4)	247,326	8,151	4.40%	228,927	8,574	5.01%
Reverse repurchase agreements	37,253	858	3.03%	56,432	1,320	2.73%
Other borrowings (5)	25,774	1,125	5.73%	25,774	1,558	8.75%
Total interest-bearing liabilities	1,132,285	32,943	3.87%	1,018,721	35,529	4.65%
Non-interest-bearing deposits	43,428	47,315
Non-interest-bearing liabilities	11,101	7,761
Total liabilities	1,186,814	1,073,797
Stockholders' equity	44,644	68,415
Total liabilities and stockholders' equity	$1,231,458	$1,142,212
Net interest-earning assets (liabilities)	$61,047	$70,669

Net interest income/interest rate spread	$22,662	2.35%	$23,347	2.56%
Net interest margin	2.55%	2.86%
Ratio of average interest-earning assets to
average interest-bearing liabilities	105.39%	106.94%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2)	Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.
3)	Consists of cash due from banks and federal funds sold.
4)	Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating
LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.
5)	Consists of other subordinated debt.
6)	Annualized.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny 480/596-6555
or
For share transfer information contact:
Lisa F. Watkins 805/688-6644